Exhibit 99.1

March 19, 2014

Dear Owners:

Six years ago, I wrote to you and made the following statement:

“That is why, as soon as it's feasible but within a five-year period, we will restructure the company in such a way as to insure public and structured finance business from separate operating entities.  We have already made the decision to cease insuring new credit derivative contracts from our insurance companies.”

When I established those principles as part of my vision for the company upon my return in February of 2008, it was based on my view, looking at MBIA from the vantage point of an outsider, that the capital markets had already concluded that the then existing monoline business structure, where insurance on municipal bonds, structured products and international project finance was written out of the same company, was unsustainable and thus there was substantial uncertainty about how the business would prosper going forward.  While the rating agencies were slower to reach the same conclusion, over the last few years their analysis and capital requirements have now made it clear that they see a distinct advantage in a corporate structure that separates structured products risk from U.S. public finance exposures.

To achieve that objective we had to overcome the enormous litigation challenges that ultimately validated the “transformation” approved by our regulators in early 2009.  I’m pleased we were successful but disappointed that getting to this point took longer than I had anticipated and that the costs far exceeded our best estimates at the time.  The reasons are very simple and fall into four categories.  First, we could not have imagined the volume, scale and complexity of the litigations we became a party to, let alone their timing or cost.  Second, although we had correctly identified that the residential real estate downturn would prove costly, it was almost a year before we learned of the true depth of the problem when our outside forensic research consultants determined that the vast majority of the residential mortgage pools we had insured contained loans that were underwritten with almost complete disregard for the standards that had been represented.  Third, although we believed at the time that we were heading into a residential real estate downturn, we failed to predict a number of other negative economic events that would transpire over the next few years.  Aside from the misrepresented residential mortgage exposures, the vast majority of both our structured and public finance insured portfolios came through fine, but the one area that ended up getting devastated by the economic collapse was the commercial real estate sector.  It was this last area that had the most significant negative economic effect on your company, incurring losses far in excess of our stress estimates.  Fourth and finally, we suffered greater than anticipated losses from our asset liability management (ALM) program, which placed additional stresses on our holding company.

All that being said, we enter 2014 well-positioned to begin operating with an organizational and capital structure that I believe will lead to far better results in the years ahead.  The following are some of the key 2013 accomplishments that have set the stage for a resumption of growth.  During the year, the team:

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Bolstered the liquidity profiles of MBIA Inc., MBIA Insurance Corporation and National Public Finance Guarantee Corporation through significant settlements with Bank of America, Flagstar Bank and ResCap;

●	Resolved the substantial majority of the remaining significant structured finance exposures that we expected to create volatility through over $25 billion of commutations and terminations;

●	Resolved all of the significant litigation challenges to National, removing the single biggest obstacle to the implementation of its business plan;

●	Realigned and downsized our workforce and reduced operating expenses consistent with prospective activities and opportunities and substantially lowered go-forward legal expenses;

●	Removed the impediments to National’s payment of dividends to the holding company, with the first such payment occurring in October;

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Effectively removed the near-term threat of a New York State Department of Financial Services proceeding against MBIA Corp., which would have been even more problematic under the capital and legal structure that existed before the end of 2012.

Against these significant accomplishments, our goals for 2014 may seem almost boring.  That’s a welcome change.  Very simply put, we intend to replace the perception of our company as an event-driven stock based on litigation outcomes and balance sheet realignments with a much more straightforward one based on revenues, expenses and margins.  Within that broad goal, we will be specifically focused on the following:

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An upgrade of National’s ratings that will position us to pursue an optimal mix of new business opportunities.  As I am writing this, we have received word from Standard & Poor’s that National has been upgraded to “AA-” with a stable outlook…one goal already accomplished;

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The commutation of the few remaining volatile exposures in MBIA Corp.’s insured portfolio.  As I have previously stated, although it’s often forgotten or dismissed, commutations are accomplished when the two sides reach an agreement on “the price” to be paid/received – unfortunately, we only control 50% of that proposition and we’re committed to be economically focused on the few smaller commutation decisions remaining;

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While we have already made significant moves to trim and stabilize expenses at a level consistent with our near-term objectives, there remains more to do, including making a headquarters move to further reduce expenses;

●	The further deleveraging of MBIA Inc. through the continued wind down of our ALM and conduit businesses. This effort will be aided by the “A-” rating that S&P just assigned to the holding company;

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An evaluation of why our strategy to operate Cutwater as a profitable third-party asset manager has failed to deliver acceptable results over the past few years.  Although the numbers are small, we cannot afford to operate businesses that are not contributing to growth in shareholder value;

●	Along the same lines, we will strive to return MBIA Corp. to profitability, net of the surplus notes and mark-to-market impacts of the insured credit derivatives;

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Reinitiating a meaningful dialogue with some of our major surplus note holders to see if we can identify a path forward that allows us to deleverage MBIA Corp.  But that path must reflect the economic reality of MBIA Corp.’s financial condition and how it will operate for the next several years.  I have said it before, and I will say it again, I cannot come up with any scenario that justifies the advertised trading price that the capital markets have placed on the surplus notes.

I appreciate the continued support I have received from your Board as we managed through the events of the past six years, and now, as we prepare to once again grow the company.  The value of their guidance and counsel cannot be overstated.  On that note, Kewsong Lee, who joined the Board in connection with Warburg Pincus’ investment in the company in early 2008, stepped down recently when he left Warburg.  We will miss Kew’s many contributions and wish him all the best going forward.  Sean Carney has joined our Board as Warburg’s designee and will stand for election at our Annual Meeting in May.

Finally, I must thank all of our dedicated employees who worked tirelessly throughout the year to get us to this point.  The reality of a smaller insured portfolio and a narrower business focus for the immediate future has unfortunately meant that a number of them are no longer with us through no fault of their own, but their tremendous efforts on behalf of our shareholders are no less appreciated.

2013 began under a cloud of considerable uncertainty for your company, but ended with the prospect of a return to the growth that was the hallmark of MBIA for its first twenty years as a public company.  I look forward to working with our management team and employees to deliver that growth for you this year.

Sincerely,

Jay Brown
CEO